Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) sets forth the terms upon which Daniel Hartman (“you”) will be employed by deCODE genetics, Inc. (the “Company,” or “we” or “us”).

1.                                      Employment Period.  Subject to the terms and provisions of this Agreement, we agree to employ you, and you agree to be employed by us commencing on July 15, 2005 (the “Effective Date”). You will be an at-will employee of the Company.  The period of your employment under this Agreement is referred to as the “Employment Period.”

2.                                      Employment Terms and Conditions.

a.                                       Position and Duties; Extent of Services.  During the Employment Period, you will serve as Senior Vice President, Product Development and from time to time will serve in such other positions as the Chief Executive Officer (the “CEO”), the Board of Directors of the Company (the “Board”) or such other executive officer to whom either the CEO or the Board shall delegate such authority (an “Other Officer”) may from time to time determine.  In so doing, you will have such powers and duties (including holding officer positions with one or more Subsidiaries of the Company) as may be assigned from time to time by the CEO, the Board or an Other Officer and as are generally associated with the position of Senior Vice President, Product Development and such Other Officer positions.  During the Employment Period, you will devote your full business time, energy, and best efforts to the business and affairs of the Company.  You agree not to engage, directly or indirectly, in any other business, investment, or activity that interferes with your performance of your duties under this Agreement, is contrary to the interests of the Company, or requires any portion of your business time.  “Subsidiary” means any entity 50% or more owned, directly or indirectly, by the Company.

b.                                      Compensation.  During the Employment Period, you will:  (i) receive an annual base salary (“Annual Base Salary”) in an amount of $360,000, payable in accordance with the customary payroll practices of the Company for executive officers.  The Board, in its sole discretion based upon performance targets or otherwise, may at any time adjust the amount of the Annual Base Salary as it may deem appropriate, and the term “Annual Base Salary” will refer to the Annual Base Salary upwards as it may be so adjusted; (ii) be eligible to receive an annual bonus, as the Board or the Compensation Committee of the Board may specify in its sole discretion based upon performance targets or otherwise, subject to any terms or conditions as may be established by the Board or its Compensation Committee (each an “Annual Bonus”), it being understood that for purposes of any Annual Bonus paid with respect to 2005, you will be deemed to have been employed for all of 2005; (iii)  for 2005 and 2006 be eligible to receive annual stock or stock option bonuses, payable in the following year, based upon performance targets agreed upon between you and the Board or its Compensation Committee, subject to the terms and conditions of the Company’s 2002 Equity Incentive Plan and any terms or conditions as may be established by the Board or its Compensation Committee (each an “Equity Bonus”), it being understood that for purposes of any Equity Bonus paid with respect to 2005, you will be deemed to have been employed for all of 2005 and it being further agreed that if the Company adopts a comprehensive compensation plan applicable to senior management providing for performance stock or stock option grants for 2005 or 2006 in which you are entitled to participate, the provisions of this Section 2b(iii) will expire and be superseded by such plan; (iv) be entitled to participate in all incentive, savings, stock option, profit sharing retirement, welfare and other employee benefit plans, practices, policies and programs (including without limitation health club memberships and meals at work) applicable generally to other employees of the Company based in the United States, subject to all of the terms and conditions of such plans, practices, polices and programs; and (v) be entitled to the greater of four (4) weeks or such number of weeks of vacation as may from time to time be awarded in accordance with our policies for executives based in the United States.

c.                                       Sign-on Bonus.   Within ten days after the Effective Date, the Company will pay you a one-time lump sum cash payment in the amount of $100,000 (the “Sign-On Bonus”).  In the event your employment with the Company terminates as a result of a termination by the Company for Cause (as defined in Section 3(c)) or by you other than pursuant to Section 3(e), at any time during the 24-month period commencing on the Effective Date, you will return a portion of the Sign-On Bonus equal to the net after-tax amount of the Sign-On Bonus (after application of all refunds and credits as a result of such repayment) multiplied by the difference of one minus a fraction, the numerator of which is the number of completed calendar months since the Effective Date and the denominator of which is 24.  You shall return such amount to the Company no later than 30 days following the date of such termination of your employment.

d.                                      Stock Option.   On the first day of the Employment Period, the Company shall grant you two incentive stock options (or to the extent that such options do not qualify as an incentive stock options, non-qualified stock options), pursuant to the Company’s 2002 Equity Incentive Plan, to purchase 150,000 and 50,000 shares, respectively, of Common Stock of the Company (“Common Stock”) with an exercise price equal to the closing price of the Company’s Common Stock on the last trading day prior to the first day of the Employment Period as reported on the Nasdaq National Market.  Such options shall be in the form of, and on such terms and conditions as provided in, the Company’s standard form of Stock Option Grant Agreement in effect as of the date of this Agreement and shall include such further terms as are described in this Agreement. The Stock Option Grant Agreement for the option for 150,000 shares of Common Stock shall provide, on condition that the Employment Period is in effect on the relevant vesting dates, that such option shall vest as to 37,500 shares on the first anniversary of the Employment Period and as to 1/48 of the shares on the last day of each month thereafter.   Such Stock Option Grant Agreement shall also provide that such option shall become 100% vested immediately upon a Change in Control (as defined in Section 3(e) below), and that, in the event that your employment is otherwise terminated other than for “Cause” (as defined in Section 3(c) below), the lesser of (i) 75,000 shares or (ii) the remaining unvested shares, shall become immediately vested.  The Stock Option Grant Agreement for the option for 50,000 shares of Common Stock shall provide that the option is fully vested.

e.                                       Restricted Stock.  On the first day of the Employment Period, you will receive 50,000 shares of Restricted Stock pursuant to the Company’s 2002 Equity Incentive Plan, subject to the terms and conditions of such Plan and the Company’s standard form of Restricted Stock Agreement in effect as of the date of this Agreement and shall include such further terms as are described in this Agreement.  The Restricted Stock will vest on the third anniversary of the Effective Date provided that the Employment Period is then in effect.  The Restricted Stock

Agreement shall provide that the Restricted Stock shall become 100% vested immediately upon a Change in Control, and that, in the event that your employment is otherwise terminated other than for “Cause,” a portion of the Restricted Stock equal to the product of the total number of shares of Restricted Stock then subject to the Restricted Stock Agreement multiplied by a fraction, the numerator of which is the number of months then-elapsed in the Employment Period (rounded up to the next whole month) and the denominator of which is 36, shall immediately vest

f.                                         Location; Travel.  Your initial place of employment will be in Washtenaw, Livingston, Genesee or Oakland County, Michigan (“Southeast Michigan”).  The foregoing notwithstanding, you acknowledge and agree that (i) your job duties will require you to travel from time to time both in and out of the United States, provided that such travel shall not constitute a majority of your working time, and (ii) at any time following the fifth anniversary of the Effective Date, the Company may require that you relocate to the Company’s offices located in Chicago, Illinois.    To the extent that the Company requires, without your consent, that you relocate to such place or at such time not otherwise contemplated by this Section, such relocation shall be an Adverse Change (as defined in Section 3(e) below) and you shall have the same rights and benefits of termination as set forth in Section 3(e).

3.                                      Termination of Employment.

a.                                       Death.  Your employment and the Employment Period hereunder will terminate automatically upon your death.  In the event of your death during the Employment Period, we will continue to pay your Annual Base Salary, as in effect at the time of your death, to your personal representative or trustee (as designated by you) for twelve (12) months.

b.                                      Disability.   If you become “disabled” (as such term is defined in the Company’s disability insurance policy in effect from time to time), for a period in excess of 180 days (whether or not consecutive) or 90 days consecutively, as the case may be, during a 12-month period during the Employment Period, we may give you a written notice of termination and your employment and the Employment Period will terminate effective upon such notice.

c.                                       Termination by Us for Cause.  We may terminate your employment and the Employment Period hereunder at any time either for Cause.  “Cause” means (i) your continued failure to substantially perform your obligations and duties, as determined in good faith by the Board; (ii) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other conduct that causes or is likely to cause material harm to the Company’s best interest, as determined in good faith by the Board; (iii) material breach of the agreement referenced in Section 5 of this Agreement; (iv) conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; (v) failure to carry out, or comply with, in any material respect, any lawful directive of the CEO, the Board or an Other Officer consistent with the terms of this Agreement; or (vi) possession of illegal drugs or unlawful use (including being under the influence) of drugs or alcohol on Company premises or at a Company sponsored function.

d.                                      Termination by Us Without Cause.  We may terminate your employment and the Employment Period hereunder for any reason upon 10 days’ notice.  If we terminate your employment without Cause during the Employment Period, in addition to any compensation earned prior to the date of termination, we will continue to pay you your Annual Base Salary, as in effect at on the date of termination of your employment and the Employment Period, for eighteen (18) months in accordance with our normal payroll practices, provided, however, that the Company will defer the payment of any such amounts for six months from the date of termination to the extent the Company reasonably determines such deferral is necessary to avoid the imposition of a tax penalty on you pursuant to the American Jobs Creation Act of 2004 or Section 409A of the Internal Revenue Code.

e.                                       Termination following Change in Control.    If following the occurrence of a Change in Control of the Company (as defined below), (i) (A) you cease to serve in a senior executive position with the Company, (B) your compensation (including the material benefits of your employment) is decreased, or (C) your duties are inconsistent with those customarily performed by a company’s senior executive officer (each an “Adverse Change”), other than as a result of your voluntary action, and (ii) within sixty (60) days of such Change in Control, you terminate your employment and the Employment Period hereunder by giving the Company 10 days’ notice, then we will pay you, in addition to any compensation earned prior to the date of termination, a lump sum cash payment in an amount equal to eighteen (18) months of your Annual Base Salary at the time of your termination, plus one and one-half (1 ½) times the average Annual Bonus paid to you during the last two (2) years of your employment.   Such payment will be made within thirty (30) days of termination.  A Change in Control of the Company shall be deemed to occur if (i) the Company is merged with or into or consolidated with another corporation or other entity under circumstances where the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, or (ii) if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (iii) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of forty (40%) percent or more of the Common Stock of the Company, in all cases other than pursuant to a plan or arrangement entered into by such person and the Company or otherwise approved by the Board of Directors of the Company.

4.                                      Other Provisions Relating to Termination

a.                                       Effect of Termination.  Except as expressly provided in this Agreement or in any other agreement entered into pursuant hereto, upon termination of your employment hereunder, we will have no further liability or obligation to you from and after the date of such termination (other than liabilities or obligations accrued but unsatisfied on date of such termination).

b.                                      Full Settlement; Mitigation.  In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under this Agreement.  Such amounts will not be reduced whether or not you obtain other employment.

c.                                       Release and Other Agreements.  Notwithstanding any other provision in this Agreement to the contrary, as a condition to receiving the benefits described in Sections 3(a), (d) and (e) of this Agreement and in any other agreement entered into pursuant hereto, you hereby agree to execute (and not revoke) a release in substantially the form attached hereto as Exhibit A (the “Release”) and such other documents and agreements as required by the Company, in the form and pursuant to the procedures reasonably established by the Company.

5.                                      Ownership and Protection of Ideas, Information and Copyrights.  In further consideration of this Agreement, contemporaneously with the execution of this Agreement you shall execute the Confidentiality, Invention Assignment and Non-Compete Agreement attached hereto as Exhibit B (“Noncompetition Agreement”).  Any material breach by you of the Noncompetition Agreement after your employment has terminated shall, in addition to all remedies provided therein, entitle the Company to terminate any further payment obligations it may have to you under this Agreement.

6.                                      Successors; Binding Agreement.  This Agreement may not be assigned by you.  This Agreement may be assigned by the Company without your consent to any of its Subsidiaries or affiliates and will inure to the benefit of and be binding upon the Company and its successors and assigns.  To the extent such assignment results in a Change in Control, you will have the rights and benefits as set forth in Section 3(e).

7.                                      Miscellaneous.

a.                                       Construction.  This Agreement will be deemed drafted equally by both the parties.  Any presumption or principle that the language is to be construed against any party will not apply.

b.                                      Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) if sent by any other means, upon receipt.

c.                                       Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

d.                                      Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation.

e.                                       No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

f.                                         Entire Agreement.  The provisions of this Agreement, including the Release and the Noncompetition Agreement, constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof.

g.                                      Arbitration.  In the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Agreement (or its termination) or your employment (or termination of employment) by the Company or its Subsidiaries, then, upon the written request of you or us, such dispute or controversy will be submitted to binding arbitration.  Any arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) or other rules of the AAA as applicable to the claims asserted.  The results of arbitration will be binding and conclusive on the parties hereto.  All parties agree that venue for arbitration will be in Chicago, Illinois.   The costs of the arbitration process, exclusive of legal fees, witness fees and expenses, will be shared equally unless otherwise ordered by the Arbitrator.  All proceedings conducted pursuant to this Section 7(g) will be kept confidential by all parties.  THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES).  YOU ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT YOU ARE WAIVING ANY RIGHT THAT YOU MAY HAVE TO A JURY TRIAL OR A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.

h.                                      Survival.  Sections 3, 4, 5 and 7 of this Agreement will survive the termination of this Agreement, as shall the Noncompetition Agreement, according to the terms thereof.

i.                                          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF DELAWARE OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

j.                                          Amendments.  This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and you.

k.                                       Acknowledgement.  You acknowledge that you have read and understand this Agreement (including its legal effect), have had an opportunity to consult legal counsel regarding it, have not acted in reliance upon any representations or promises made by the Company not contained herein, and have entered into this Agreement freely.

l.                                          Counterparts.  This Agreement may be executed (including by facsimile transmission) in any number of counterparts.

By signing and countersigning this Agreement in the appropriate space set forth below, we and you have agreed to be bound by the terms and conditions set forth herein, effective as of the Effective Date.

DECODE GENETICS, INC.
a Delaware corporation

By:	/s/ Kari Stefansson
Name:
Title:
Dated:

ACKNOWLEDGED AND AGREED BY:

/s/ Daniel Hartman

Name:	Daniel Hartman
Dated:	July 15, 2005

Address:

Telephone:
Fax:

EXHIBIT A

WAIVER AND RELEASE

THIS Waiver and Release agreement (“Waiver”) is entered into between deCODE genetics, Inc. (the “Company”) and Daniel Hartman (“Employee”).

WHEREAS, Employee’s employment with the Company will terminate on                                    (the “Termination Date”); and

WHEREAS, the terms of the Employment Agreement (“Agreement”) between the Company and Employee provide for certain severance payments to the Employee, conditioned on Employee’s execution of this Waiver and Release;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement to which this Waiver is ancillary, the parties agree as follows:

1.                                       Provided there has been no breach by Employee of any of the terms of the Agreement to which this Waiver is ancillary, the Company agrees to provide Employee with the severance as described in Section 3(d) of the Agreement.  Employee acknowledges that he or she will have no right to the foregoing severance benefits until the execution of this Waiver has become final and irrevocable.  Employee further agrees that the Company may withhold from the severance payments any amounts owed by Employee to the Company.

2.                                       Employee, on behalf of Employee and Employee’s heirs, executors, successors, and assigns, releases the Company and its respective agents, employees, representatives, officers, trustees, affiliates, subsidiaries, parents, and attorneys, and the successors and assigns of each (collectively referred to as the “Released Parties”) from any claim, counterclaim or other action, whether known or unknown, against the Released Parties, that Employee has or may have including, without limitation, any dispute relating to Employee’s employment with the Company or the termination thereof, any dispute relating to the Company’s performance of its obligations under the Agreement to which this Waiver is ancillary, and any dispute arising under the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any comparable state or local law, regulation or ordinance arising prior to the date of execution of this Waiver.

3.                                       In the event of any breach by Employee of the terms of this Waiver or of the Agreement to which it is ancillary, Employee’s right to receive any further payments or benefits under the Waiver and Agreement shall immediately end.  Such breach shall not relieve Employee of any of Employee’s obligations under the Waiver and Agreement, however, and the cessation of any benefits on account of a breach shall not limit the Company’s right to any other relief it may have as a matter of law or equity.

4.                                       This Waiver shall not in any way be construed as an admission by the Company or any other Released Party that it has acted wrongfully with respect to Employee or any other person, entity or agency, or that Employee has any rights whatsoever against the Company or any other Released Party.  The Company further specifically disclaims and denies any liability to or wrongful acts against Employee or any other person, entity or agency, on the part of itself, its employees, and its agents.

5.                                       This Agreement shall be binding upon Employee’s heirs, administrators, representatives, successors and assigns, and shall inure to the benefit of the Company and the other Released Parties, and to their successors and assigns.

6.                                       Employee agrees to indemnify and hold each and all of the Released Parties harmless from and against any loss, cost, damage or expense (including, without limitation, attorneys’ fees) incurred by the Released Parties as a result of any breach of this Waiver or the Agreement to which it is ancillary by Employee.

7.                                       Employee and the Company agree that if any portion of this Waiver is found to be unenforceable, then both Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.  Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else necessary in the future to make the provisions of this Waiver effective.

8.                                       Employee agrees that Employee’s employment with the Company has ended as of the Termination Date and will not resume at any point in the future.  Employee accordingly agrees not to apply for re-employment with the Company or any affiliate of the Company at any time following the Termination Date.

9.                                       Employee, in executing this Waiver, is not relying on any oral representation or statement by any employee, officer, agent or representative of the Company regarding the subject matter, basis, or effect of this Waiver, but rather, Employee acknowledges that this Waiver and the Agreement to which it is ancillary contain the entire agreement between the parties.

10.                                 Employee acknowledges that he or she has carefully read this Waiver, fully understands its provisions and its final and binding effect, and that he or she is signing this Waiver voluntarily.  Employee further acknowledges that he or she has been advised to consult with an attorney prior to executing this Waiver.

11.                                 Employee acknowledges that he or she has had, or has had the opportunity to have, this Waiver in his or her possession for at least twenty-one (21) days and has had this same period to consider whether to sign it.

Pursuant to the terms of the Agreement, to be effective, this Waiver must be executed by Employee after the Termination Date.  This Waiver can be revoked only within the seven (7) day period following the date of its execution.  After the expiration of the seven (7) day revocation period, this Waiver will become effective and legally binding in all respects.

Executed on this          day of                       , 20      .

Employee

Printed Name: Daniel Hartman

Executed on this day of , 20 .

deCODE genetics, Inc.

By:
Name:
Its:

EXHIBIT B

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT

AND NON-COMPETE AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT (“Agreement”) is made as                       , 20    , between deCODE genetics, Inc. (the “Company”), and Daniel Hartman.

In consideration of the Employee’s employment or continued employment by the Company, with the intention that this Agreement shall apply to the entire period of Employee’s employment with the Company (including the period prior to the date of this Agreement), the Employee hereby agrees as follows:

1.                                       CONFIDENTIAL INFORMATION DEFINED.  “Confidential Information” means trade secrets, proprietary information, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods and know-how), and matters of a business nature (such as the identity of customers and prospective customers, the nature of work being done for or discussed with customers or prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public).

2.                                       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF THE COMPANY.  Employee acknowledges that, during the period of Employee’s employment with the Company, Employee has had or will have access to Confidential Information of the Company.  Therefore, Employee agrees that both during and after the period of Employee’s employment with the Company, Employee shall not, without the prior written approval of the Company, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information the Company to any person or entity, or (b) use any Confidential Information of the Company for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Employee’s work for the Company.

3.                                       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF PREVIOUS EMPLOYER AND OTHERS.

(a)                                  Employee acknowledges that, during the period of Employee’s employment with the Company, Employee may have had or will have access to Confidential Information of third parties who have given the Company the right to use such Confidential Information, subject to a non-disclosure agreement between the Company and such third party.  Therefore, Employee agrees that both during and after the period of Employee’s employment with the Company, Employee shall not, without the prior written approval of the Company, directly or indirectly (i) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity, or (ii) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Employee’s work for the Company.

(b)                                 Employee agrees that, during the period of Employee’s employment with the Company, Employee shall not use improperly or disclose any Confidential Information of any former employer or any other party to whom Employee has an obligation of confidentially, nor bring unto the premises of the Company any unpublished document or any property belonging to any former employer or any other party to whom Employee has an obligation of confidentiality, unless consented to in writing by such employer or party.  Employee represents that Employee has the right to enter into this Agreement, and that Employee’s performance of all the terms of this Agreement and Employee’s duties as an employee of the Company will not breach any confidential information agreement, non-competition agreement or other agreement with any former employer of Employee’s services, either as an employee, consultant, contractor or independent contractor, or with any other party.  Employee represents that all materials furnished or work performed by Employee will be wholly original and not copied, in whole or in part, from any other work, and such materials or work will not violate, conflict or infringe upon the rights, of any other person or entity.

4.                                       PROPERTY OF THE COMPANY.  Employee acknowledges and agrees that all Confidential Information of the Company and all reports, drawings, blueprints, data, notes, and other documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, made or compiled by Employee, or made available to Employee, during the period of Employee’s employment with the Company (including the period prior to the date of this Agreement) concerning the Company’s Confidential Information are and shall remain the Company’s property and shall be delivered to the Company within five (5) business days after the termination of such employment with the Company or at any earlier time on request of the Company.  Employee shall not retain copies of such Confidential Information, documents and records.

5.                                       PROPRIETARY NOTICES.  Employee shall not, and shall not permit any other person to, remove any proprietary or other legends or restrictive notices contained in or included in any Confidential Information.

6.                                       INVENTIONS.

(a)                                  Employee shall promptly, from time to time, fully inform and disclose to the Company in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Employee now has made, conceived or developed (including prior to the date of this Agreement), or which Employee may later make, conceive or develop, during the period of Employee’s employment with the Company, which pertain to or relate to the Company’s business or any of the work or businesses carried on by the Company (“Inventions”).  This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived and/or developed by Employee alone or with others; and whether or not they are conceived and/or developed during regular working hours; and whether or not they are conceived and/or developed at the Company’s facility or not.

(b)                                 All Inventions shall be the sole and exclusive property of the Company, and shall be deemed part of the Confidential Information of the Company for purposes of this Agreement, whether or not fixed in a tangible medium of expression.  Employee hereby assigns all Employee’s rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to the Company.  Without limiting the foregoing, Employee agrees that any copyrightable material shall be deemed to be “works made for hire” and that the Company shall be deemed the author of such works under the United States Copyright Act, provided that in the event and to the extent such works are determined not to constitute “works made for hire”, Employee hereby irrevocably assigns and transfers to the Company all right, title and interest in such works.

(c)                                  Employee shall assist and cooperate with the Company, both during and after the period of Employee’s employment with the Company, at the Company’s sole expense, to allow the Company to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions.  Employee shall sign such documents, and do such things necessary, to obtain such protection and to vest the Company with full and exclusive title in all Inventions against infringement by others.  Employee hereby appoints the Secretary of the Company as Employee’s attorney-in-fact to execute documents on Employee’s behalf for this purpose.

(d)                                 Employee shall not be entitled to any additional compensation for any and all Inventions made during the period of Employee’s employment with the Company.

7.                                       COVENANT NOT TO COMPETE.  Employee and the Company agree that the services rendered by the Employee are unique and irreplaceable, and that competitive use and knowledge of any Confidential Information would substantially and irreparably injure the Company’s business, prospects and good will.  Employee and the Company also agree that the Company’s business is global in nature due to the type of products and/or services being provided.  Therefore, Employee agrees that during the period of Employee’s employment with the Company and for a period of twelve (12) months thereafter, Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a)                                  develop, sell, market, offer to sell products and/or services anywhere in the world where the company focus is based on population pharmacogenetics to select targets or identify a target population for clinical study; or

(b)                                 engage in or participate in any business conducted under any name that shall be the same as or similar to the name of the Company or any trade name used by the Company.

Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 7 are reasonable and properly required for the adequate protection of the Company’s business.  In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable.  In the event that Employee is in violation of the aforementioned restrictive covenant, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

8.                                       COVENANT NOT TO SOLICIT.  Employee agrees that, during the period of Employee’s employment with the Company and for a period of two (2) years thereafter, that Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a)                                  solicit, induce, encourage or attempt to induce or encourage any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, or to breach any other obligation to the Company; or

(b)                                 solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any other person including, without limitation, any consultant, contractor, customer, potential customer, or supplier of the Company.

Employee acknowledges that the foregoing limitations contained in this Section 8 are reasonable and properly required for the adequate protection of the Company’s business.  In the event that any such limitation is deemed to be unreasonable by a court, Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable.  In the event that Employee is in violation of the aforementioned restrictive covenant, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

9.                                       REPRESENTATIONS.  Employee represents that Employee has the right to enter into this Agreement, and that Employee’s performance of all the terms of this Agreement and his duties as an employee of the Company will not breach any confidential information agreement, non-competition agreement or other agreement with any former employer of his services, either as an employee, consultant, contractor or independent contractor, or with any other party.  Employee represents that Employee will not disclose to the Company any trade secrets or confidential or proprietary information of any third party that are not generally available to the public.

10.                                 DISCLOSURE OF THIS AGREEMENT.  Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers, of the terms of this Agreement and Employee’s responsibilities under this Agreement.

11.                                 SPECIFIC PERFORMANCE.  Employee acknowledges that money damages alone would not adequately compensate the Company in the event of a breach or threatened breach by Employee of this Agreement, and that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to injunctive relief for the enforcement of its rights and to an accounting of profits made during the period of such breach.

12.                                 NO RIGHTS GRANTED.  Employee understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by the Company to the employee of any license or other right under any patent, patent application or other intellectual property right or interest belonging to the Company.

13.                                 SEVERABILITY.

(a)                                  Each of the covenants provided in this Agreement are separate and independent covenants.  If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

(b)                                 It is not a defense to the enforcement of any provision of this Agreement that the Company has breached or failed to perform any obligation or covenant hereunder or under any other agreement or understanding between Employee and the Company.

14.                                 GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law rules.

15.                                 SUPERSEDES OTHER AGREEMENTS.  This Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

16.                                 AMENDMENTS.  This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated in whole or in part except by an instrument in writing, agreed to and signed by the Employee and a duly authorized officer of the Company.

17.                                 ACKNOWLEDGEMENTS.  THE EMPLOYEE ACKNOWLEDGES THAT (i) THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT; (ii) THE EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) THE EMPLOYEE HAS RECEIVED A COPY OF THIS AGREEMENT, THE ORIGINAL OF WHICH WILL BE RETAINED IN THE EMPLOYEE’S PERSONNEL FILE; AND (iv) THE EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY FOR ANY REASON.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

deCODE genetics, Inc.

By (sign):

Name:

Title:

WITNESS OR ATTEST:	EMPLOYEE (sign):

Name: Daniel Hartman

Address: